Exhibit A.4







                         NORTHEAST UTILITIES
                    EMPLOYEE SHARE PURCHASE PLAN








                                   Adopted by Northeast Utilities
                                   Board of Trustees on January 13, 1998


                                   Approved by Northeast Utilities
                                   Shareholders on              , 1998


                                   ARTICLE I
                                   PURPOSE

     The purpose of the Northeast Utilities Employee Share Purchase Plan (the "Plan") is to provide a means whereby the Company (as hereinafter defined) may provide eligible employees an opportunity to purchase shares of Company Stock (as hereinafter defined). The Board of Trustees of Northeast Utilities believes that employee participation in share ownership will be to the mutual benefit of both the employees and the Company. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code") and is not intended and shall not be construed as constituting an "employee benefit plan," within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.


                                   ARTICLE II
                                   DEFINITIONS

     Affiliate. "Affiliate" means each direct and indirect affiliated company that through one or more intermediaries, controls, is controlled by, or is under common control with NU.

     Board.  "Board" means the board of trustees of NU.

     Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     Committee. "Committee" means the Board's Compensation Committee, or the person or persons to which such committee delegates any of its functions under the Plan.

     Company. "Company" means NU and any Affiliate which is authorized by the Board to adopt the Plan and cover its Eligible Employees and whose designation as such has become effective upon acceptance of such status by the board of directors of the Affiliate. An Affiliate may revoke its acceptance of such designation at any time, but until such acceptance has been revoked, all the provisions of the Plan, including the authority of the Board and the Committee, and amendments thereto shall apply to the Eligible Employees of the Affiliate. In the event the designation is revoked by the board of directors of an Affiliate, the Plan shall be deemed terminated only with respect to such Affiliate.

     Company Stock.  "Company Stock" means common shares in NU, par value
$5.00.

     Effective Date. "Effective Date" shall mean the first Election Date beginning after (a) the later of the approval of the Plan (i) by the shareholders of NU and (ii) the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, and (b) the authorization of elections by the Board.

     Election Date. "Election Date" means each January 1 and July 1 or such other dates as the Committee shall specify.

     Eligible Employee. "Eligible Employee" means each employee of the Company (i) who is classified by the Company as an employee (and not as an independent contractor no matter how characterized by a court or administrative agency), (ii) whose customary employment is for more than 20 hours per week and for more than five months per year, (iii) who is not deemed for purposes of section 423(b)(3) of the Code to own shares possessing five percent or more of the total combined voting power or value of all classes of shares of NU or any subsidiary, and (iv) who has completed at least one Year of Service with the Company after being classified as an employee (without regard to any retroactive recharacterization); provided, however, that an "Eligible Employee" whose terms and conditions of employment are subject to negotiation with a collective bargaining agent shall be deemed not to have elected to file a Purchase Agreement until the agreement between the Company and such collective bargaining agent with respect to the employee provides for participation in the Plan.

     Exchange Act. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and as the same may hereafter be amended.

     Market Value. "Market Value" means the closing price of the Company Stock as reported in the Wall Street Journal as composite transactions for the relevant date (or the latest date for which such price was reported if such date is not a business day), or if not available, (x) if the principal trading market for the Company Stock is the New York Stock Exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, (y) if the principal trading market for the Company Stock is a national securities exchange other than the New York Stock Exchange or is the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (z) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

     NU.   "NU" means Northeast Utilities, a Massachusetts business trust, and its successors and assigns.

     Option Participant. "Option Participant" means a Participant who is an officer of the Company and who has received a grant of stock options under the Northeast Utilities Incentive Plan.

     Participant. "Participant" means an Eligible Employee who elects to participate in the Plan.

     Plan. "Plan" means the Northeast Utilities Employee Share Purchase Plan, as amended from time to time.

     Plan Year. "Plan Year" means each calendar year during which the Plan is in effect.

     Purchase Agreement. "Purchase Agreement" means the instrument prescribed by the Committee pursuant to which an Eligible Employee may enroll as a Participant and subscribe for the purchase of shares of Company Stock on the terms and conditions offered by the Company. The Purchase Agreement is intended to evidence the Company's offer of an option to the Eligible Employee to purchase Company Stock on the terms and conditions set forth therein and herein.

     Purchase Date.  "Purchase Date" means the last day of each Purchase
Period.

     Purchase Period. "Purchase Period" means the period that begins on each Election Date on and following the Effective Date and ending on the day before the next Election Date or other period specified by the Committee during which the Participant's Company Stock purchase is funded through payroll deduction accumulations.

     Purchase Price. "Purchase Price" means the purchase price for shares of Company Stock purchased under the Plan, determined as set forth in Section 4.03.

     Year of Service. "Year of Service" means a "Year of Service" credited to a the Participant under the Northeast Utilities Service Company Retirement Plan prior to the Election Date.


                              ARTICLE III
                      ADMISSION TO PARTICIPATION

     3.1 Initial Participation. An Eligible Employee may elect to participate in the Plan and may become a Participant effective as of any Election Date, by executing and filing with the Committee a Purchase Agreement at such time in advance of such Election Date as the Committee shall prescribe. The Purchase Agreement shall remain in effect until modified or canceled in accordance with the terms of this Plan.

     3.2 Discontinuance of Participation. A Participant may voluntarily cease his or her participation in the Plan and stop payroll deductions at any time by filing a notice of cessation of participation on such form and at such time in advance of the effective date as the Committee shall prescribe. Notwithstanding anything in the Plan to the contrary, if a Participant ceases to be an Eligible Employee, his or her participation automatically shall cease and no further purchase of Company Stock shall be made for the Participant.

     3.3 Readmission to Participation. Any Eligible Employee who has previously been a Participant, who has discontinued participation (whether by cessation of eligibility or otherwise), and who wishes to be reinstated as a Participant may again become a Participant by executing and filing with the Committee a new Purchase Agreement. Reinstatement to Participant status shall be effective as of any Election Date, provided the Participant files a new Purchase Agreement with the Committee at such time in advance of the Election Date as the Committee shall prescribe.


                               ARTICLE IV
                    COMPANY STOCK PURCHASE AND RESALE

     4.1 Reservation of Shares. There shall be a number of shares of Company Stock equal to one-half of one percent (0.5%) of the total number of shares of Company Stock outstanding in each Plan Year reserved for issuance or transfer under the Plan during or for that Plan Year, subject to adjustment in accordance with the antidilution provisions hereinafter set forth. If and to the extent that less than the full number of shares of company Stock reserved for issuance or transfer under the Plan, as set forth above, are actually so issued or transferred, then the remaining shares shall again be available for issuance or transfer under the Plan. Except as provided in Section 5.2, the aggregate number of shares of Company Stock that may be purchased under the Plan shall not exceed five percent (5%) of the total number of shares of Company Stock outstanding as of December 31, 1997.

     4.2 Limitation on Shares Available. The maximum number of shares of Company Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Company Stock that can be purchased by applying the full balance of the Participant's withheld funds to the purchase of shares of Company Stock at the Purchase Price, or (b) the Participant's proportionate part of the maximum number of shares of Company Stock available under the Plan, as stated in Section 4.1. Moreover, (a) the maximum number of shares of Company Stock that may be purchased by a Participant during the first Purchase Period in a Plan Year is an amount determined by dividing the $25,000 limit under Section 4.4(c) by the per share Market Value of Company Stock as determined on the first day of such Purchase Period; and (b) the maximum number of shares of Company Stock that may be purchased by a Participant during the second Purchase Period in a Plan Year is an amount determined by dividing (i) the difference determined by subtracting the total Purchase Price paid for all shares of Company Stock purchased during the first Purchase Period in that Plan Year from the $25,000 limit under Section 4.4(c), by (ii) the per share Market Value of Company Stock as determined on the first day of the second Purchase Period. Notwithstanding the foregoing, if any person entitled to purchase shares pursuant to any offering under the Plan would be deemed for purposes of section 423(b)(3) of the Code to own stock (including any number of shares of Company Stock that such person would be entitled to purchase hereunder) possessing five percent or more of the total combined voting power or value of all classes of shares of the Company, the maximum number of shares of Company Stock that such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares that such person is deemed to own (excluding any number of shares of Company Stock that such person would be entitled to purchase hereunder), is one less than such five percent. Any amounts withheld from a Participant's compensation that cannot be applied to the purchase of Company Stock by reason of the foregoing limitation shall be returned to the Participant as soon as practicable.

     4.3 Purchase Price of Shares. The Purchase Price per share of the Company Stock sold to Participants pursuant to any offering under the Plan shall be the lower of (i) 85% (100%, for Option Participants) of the Market Value of such share on the first day of the Purchase Period or (ii) 85% (100%, for Option Participants) of the Market Value of such share on the Purchase Date. Notwithstanding the foregoing, the Committee, acting on behalf of the Company, may determine that the Purchase Price shall be the Market Value, or a percentage of the Market Value, on either of such dates or the lower of such dates, so long as the percentage shall not be lower than 85% of such Market Value.

     4.4  Exercise of Purchase Privilege.

     (a) Each Participant shall be granted an option to purchase shares of Company Stock as of the first day of each Purchase Period at the Purchase Price specified in Section 4.3. The option shall continue in effect through the Purchase Date for the Purchase Period. Subject to the provisions of
Section 4.2 above and of paragraph (c) of this Section 4.4, on each Purchase Date, the Participant shall automatically be deemed to have exercised his or her option to purchase shares of Company Stock, unless he or she notifies the Committee, in such manner and at such time in advance of the Purchase Date as the Committee shall prescribe, of his or her desire not to make such purchase.

     (b) There shall be purchased for the Participant on each Purchase Date, at the Purchase Price for the Purchase Period, the largest number of whole and fractional shares of Company Stock as can be purchased with the amounts withheld from the Participant's compensation during the Purchase Period.
Each such purchase shall be deemed to have occurred on the Purchase Date occurring at the close of the Purchase Period for which the purchase was made.

     (c) A Participant may not purchase shares of Company Stock having an aggregate Market Value of more than $25,000, determined at the beginning of each Purchase Period, for any calendar year in which one or more offerings under this Plan are outstanding at any time, and a Participant may not purchase a share of Company Stock under any offering after the expiration of the Purchase Period for the offering.

     4.5 Payroll Deductions. Each Participant shall authorize payroll deductions from his or her compensation for the purpose of funding the purchase of Company Stock pursuant to his or her Purchase Agreement. In the Purchase Agreement, each Participant shall authorize an after-tax payroll deduction from each payment of compensation during a Purchase Period of an amount not less than $20 per paycheck and not more than 25% of such Participant's compensation. A Participant may change the deduction to any permissible level effective as of any Election Date. A change shall be made by the Participant's filing with the Committee a notice in such form and at such time in advance of the date on which the change is to be effective as the Committee shall prescribe.

     4.6 Payment for Company Stock. The Purchase Price for all shares of Company Stock purchased by a Participant under the Plan shall be paid out of the Participant's authorized payroll deductions. All funds received or held by the Company under the Plan are general assets of the Company, shall be held free of any trust or other restriction, and may be used for any corporate purpose.

     4.7  Share Ownership; Issuance of Certificates.

     (a) The shares of Company Stock purchased by a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued or sold at the close of business on the Purchase Date. Prior to that time, none of the rights or privileges of a shareholder of the Company shall inure to the Participant with respect to such shares of Company Stock. All the shares of Company Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Committee.

     (b) The Committee, in its sole discretion, may determine that shares of Company Stock shall be delivered by the Company by (i) issuing and delivering to the Participant a certificate for the number of shares of Company Stock purchased by the Participant on a Purchase Date or during a calendar year or other period determined by the Committee, (ii) issuing and delivering certificates for the number of shares of Company Stock purchased by all Participants on a Purchase Date or during a calendar year or other period determined by the Committee to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or (iii) issuing and delivering certificates for the number of shares of Company Stock purchased by all Participants on a Purchase Date or during the calendar year or other period determined by the Committee to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant's share interests in the Company Stock. Each certificate or account, as the case may be, may be in the name of the Participant or, if he or she so designates on the Participant's Purchase Agreement, in the Participant's name jointly with the Participant's spouse, with right of survivorship. A Participant who is a resident of a jurisdiction that does not recognize such joint tenancy may have a certificate or account held in the Participant's name as tenant in common with the Participant's spouse, with or without right of survivorship. No fractional shares may be purchased under the Plan and the balance of any amounts withheld from a Participant's compensation which are not applied to the purchase of Company Stock shall be returned to the Participant.

     (c) The Committee, in its sole discretion, may impose such restrictions or limitations as it shall determine on the resale of Company Stock, the issuance of individual share certificates or the withdrawal from any shareholder accounts established for a Participant.

     (d) Any dividends payable with respect to shares of Company Stock credited to a shareholder account of a Participant established pursuant to
Section 4.7(b) hereof will be reinvested in shares of Company Stock and credited to the Participant's account.

     4.8  Withdrawal of Shares or Resale of Company Stock.

     (a) A Participant may request a withdrawal of shares of Company Stock purchased for the Participant under the Plan or order the sale of such shares at any time by making a request in such form and at such time as the Committee shall prescribe. Notwithstanding the foregoing and section 4.7(c), no such shares may be withdrawn, sold, or otherwise distributed for at least six months following their purchase for the Participant.

     (b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Company Stock held in any shareholder account established pursuant to Section 4.7(b), unless the Participant elects to have the shares of Company Stock sold in accordance with such procedures as the Committee shall prescribe.

     (c) If a Participant is to receive a withdrawal or distribution of shares of Company Stock, or if shares are to be sold, the withdrawal, distribution or sale shall be made in whole shares of Company Stock, with fractional shares paid in cash.


                              ARTICLE V
                        SPECIAL ADJUSTMENTS

     5.1 Shares Unavailable. If, on any Purchase Date, the aggregate funds available for the purchase of Company Stock would purchase a number of shares in excess of the number of shares of Company Stock then available for purchase under the Plan, the number of shares of Company Stock that would otherwise be purchased by each Participant for that Plan Year shall be proportionately reduced on the Purchase Date in order to eliminate such excess. The balance of any amounts withheld from a Participant's compensation which had not by such time been applied to the purchase of Company Stock shall be returned to the Participant.

     5.2 Anti-Dilution Provisions. The aggregate number of shares of Company Stock reserved for purchase under the Plan, as provided in Section 4.1, and the calculation of the Purchase Price per share shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Company Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a share dividend, or other increase or decrease in such shares, if effected without receipt of consideration by the Company. Any such adjustment shall be made by the Committee acting with the consent of, and subject to the approval of, the Board.

     5.3 Effect of Certain Transactions. Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any offering hereunder shall pertain to and apply to the shares of the Company. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, and the balance of any amounts withheld from a Participant's compensation which had not by such time been applied to the purchase of Company Stock shall be returned to the Participant.


                              ARTICLE VI
                            MISCELLANEOUS

     6.1 Non-Alienation. The right to purchase shares of Company Stock under the Plan is personal to the Participant, is exercisable only by the Participant during the Participant's lifetime, except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant. If a Participant dies, there shall be delivered to the executor, administrator or other personal representative of the deceased Participant such shares of Company Stock and such residual amounts as may remain to the Participant's credit from amounts withheld from the Participant's compensation as of the Purchase Date occurring at the close of the period in which the Participant's death occurs, including shares of Company Stock purchased as of that date or prior thereto with moneys withheld from the Participant's compensation.

     6.2 Administrative Costs. The Company shall pay all administrative expenses associated with the operation of the Plan including expenses of issuance and sale of shares but excluding brokerage commissions on the sale of shares of Company Stock pursuant to Section 4.8.

     6.3 The Committee. The Committee shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan and to make all required determinations including factual determinations. The Committee shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Committee shall have the fullest discretion permissible under law in the discharge of its duties. The Committee's interpretations and decisions with respect to the Plan shall be final and conclusive.

     6.4 Amendment of the Plan. The Board may, at any time and from time to time, amend the Plan in any respect, except that no amendment may increase the number of shares reserved for purposes of the Plan, or allow any person who is not an Eligible Employee to become a Participant, without the approval of the shareholders of NU.

     6.5 Expiration and Termination of the Plan. The Plan shall continue in effect for 10 years from the Effective Date, unless terminated prior to that date pursuant to the provisions of the Plan or pursuant to action by the Board. The Board shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the expiration or termination of the Plan, the balance, if any, then standing to the credit of each Participant from amounts withheld from the Participant's compensation which has not, by such time, been applied to the purchase of shares of Company Stock shall be refunded to the Participant.

     6.6 Repurchase of Company Stock. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Company Stock that the Participant acquires under the Plan.

     6.7 Notice. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Committee and shall be effective only when received by the Committee. Delivery of such forms may he made by hand or by certified mail, sent postage prepaid, to Northeast Utilities Service Company, 107 Selden Street, Berlin, CT 06037,
Attention: Employee Stock Purchase Plan Administrator. Delivery by any other mechanism shall be deemed effective at the option and discretion of the Committee.

     6.8 Government Regulation. The Company's obligation to sell and to deliver the Company Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Company Stock.

     6.9 Headings, Captions, Gender. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

     6.10 Severability of Provisions, Prevailing Law. The provisions of the Plan shall be deemed severable. In the event any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the state of Connecticut to the extent such laws are not in conflict with, or superseded by, federal law.

     6.11 Disclaimer of Liability. The Declaration of Trust of NU provides that no shareholder of NU shall be held to any liability whatever for the payment of any sum of money, or for damages or otherwise under any contract, obligation or undertaking made, entered into or issued by the Board or by any officer, agent or representative elected or appointed by the Board, and no such contract, obligation or undertaking shall be enforceable against the Board or any of them in their or his or her individual capacities or capacity and all such contracts, obligations and undertakings shall be enforceable only against the Board as such, and every person or entity, having any claim or demand arising out of any such contract, obligation or undertaking shall look only to the trust estate for the payment or satisfaction thereof.